Exhibit 10.1

Personal and Confidential

December 31, 2021

Mahesh Aditya

CEO, Santander Consumer

Dear Mahesh -

As you know, Santander Consumer (“Santander”) may periodically review an employee’s pay mix and make changes, at its discretion, to ensure regulatory compliance, alignment to market and peers, etc. We are writing to inform you that in order to comply with provisions under the European Capital Requirements Directive (“CRD”) regulations, Santander is adjusting your pay mix, effective January 1, 2021. For 2021, your annual base salary will be $2,067,927 and your target incentive will be $2,599,390. Retroactive compensation due to your increased annual base salary will be reflected in your January 14, 2022 paycheck. We do not expect any further pay mix adjustments to be necessary in near future, but should this change, we will keep you informed as needed. All other terms and conditions of your latest offer letter remain in effect.

Please feel free to contact Dennis Reid in Executive Compensation if you have any questions regarding this change.

Best regards,

Santander Human Resources

Acknowledged:

/s/ Mahesh Aditya                             1/12/22

Mahesh Aditya                                  Date

Please recognize that while this letter explains some aspects of your employment with Santander, it is not an employment contract. The compensation described above may be changed at any time by Santander. Santander will not make any payment to you following a termination of your employment, to the extent such payments are deemed by Santander, in their reasonable discretion, to be “golden parachute payments”, prohibited by applicable regulations. Notwithstanding anything herein to the contrary, any payments contemplated by this letter are subject to and conditioned on their compliance with applicable laws and regulations, including without limitation the FDIC’s regulations governing “golden parachute payments”.

Employment at Santander is considered to be “at-will”, meaning it is at the mutual consent of both Santander and you and may be terminated by either you or Santander at any time, with or without cause and with or without notice.